For Further Information Contact:
Shane McWhorter, Anderson Mall
864.226-7088
smcwhorter@simon.com
Les Morris, Simon Property Group
371.263.7711
lmorris@simon.com

FIRST AREA DILLARD’S COMING TO ANDERSON MALL

- Lifestyle Expansion also Scheduled to Open in Fall 2008 -

ANDERSON, SC (May 1, 2007)– Simon Property Group, Inc. (NYSE:SPG), the country’s largest owner, developer and manager of high quality retail real estate, announced today that Dillard’s (NYSE:DDS) will build a new 126,000 square foot store at Simon’s Anderson Mall in Anderson, S.C. and that Simon will build an open-air lifestyle component on the front of the mall.

Demolition to make way for the new Dillard’s store, the first in the market, is expected to commence in summer 2007 and the opening is projected for fall 2008. Dillard’s will join Belk, JCPenney and Sears as anchors at Anderson Mall. The Belk store will also expand by incorporating the Men’s and Home departments into the existing store.

The new Dillard’s will feature a broad selection of merchandise including the latest in fashion excitement for women, men, juniors and children as well as cosmetics and selections for the home. The tone of the new store, both in building design and in merchandise assortment, will reflect the company’s renewed focus on upscale and contemporary fashion.

“Today’s exciting announcement solidifies Anderson Mall as the primary retail destination in the Anderson area,” said John Phipps, senior vice president of development at Simon.

Dillard’s chief executive officer, William Dillard, II, added, “We are pleased to announce our entrance into the Anderson market. South Carolina knows what to expect of Dillard’s and we are proud to extend this service to Anderson area customers. We look forward to serving Anderson with the latest in fashion excitement for the family and home.” Dillard’s currently operates eight stores in South Carolina.

- more -

Anderson Mall/May 1, 2007

“We are excited about the future plans for Belk at Anderson Mall,” said Steve Pernotto, executive vice president of Belk. “The expansion of our store coupled with the continued growth of the city is a compelling opportunity for us.”

The new lifestyle element will add approximately 30,000 square feet to the Anderson Mall tenant mix giving area shoppers even more choices. Simon’s Phipps said that lease negotiations for this new destination were proceeding well and he expected some tenant announcements in the coming months.

“This lifestyle component will transform the front of Anderson Mall into a unique shopping destination,” Phipps said.

Anderson Mall is 635,000 square foot regional enclosed mall. Anderson Mall is currently anchored by Belk, JCPenney, and Sears.

Simon Property Group, Inc., an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet Centers® and community/lifestyle centers. The Company's current total market capitalization is approximately $56 billion. Through its subsidiary partnership, it currently owns or has an interest in 323 properties in the United States containing an aggregate of 244 million square feet of gross leasable area in 41 states plus Puerto Rico. Simon also owns interests in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet Centers in Japan; and one Premium Outlet Center in Mexico. Additional Simon Property Group information is available at www.simon.com.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s 328 stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names. For more information, please visit the Company website at www.dillards.com.

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